    As filed with the Securities and Exchange Commission on January 11, 2001

                                                      Registration No. 333-48800
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------

                               Amendment No. 1 to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          BioMarin Pharmaceutical Inc.
             (Exact name of registrant as specified in its charter)

Delaware                                                68-0397820
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                     371 Bel Marin Keys Boulevard, Suite 210
                            Novato, California 94949
                                 (415) 884-6700

               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                -------------------------------------------------

                               Raymond W. Anderson
                             Chief Financial Officer
                          BioMarin Pharmaceutical Inc.
                     371 Bel Marin Keys Boulevard, Suite 210
                            Novato, California 94949
                                 (415) 884-6700

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                -------------------------------------------------

                                    Copy to:

                              Siobhan McBreen Burke
                      Paul, Hastings, Janofsky & Walker LLP
                       555 South Flower Street, 23rd Floor
                       Los Angeles, California 90071-2371
                                 (213) 683-6000

   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check thefollowing box. |X|

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
================================================================================

                  SUBJECT TO COMPLETION DATED January 11, 2001

                                   PROSPECTUS

                                4,000,000 Shares

                          BioMarin Pharmaceutical Inc.

                                  Common Stock

                              ---------------------


         This prospectus will allow us to issue up to 4,000,000 shares of our common stock over time. This means:

o we will provide a prospectus supplement each time we issue shares of our common stock;

o the prospectus supplement will inform you about the specific terms of the offering and also may add, update or change information contained in this document; and

o you should read this document and any prospectus supplement carefully before you invest.

     Our common stock currently trades on the Nasdaq National Market and the Swiss SWX New Market under the symbol "BMRN."

     See "Risk Factors" beginning on page 3 to read about risks that you should consider before buying shares of our common stock.

         Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is January 11, 2001

                                TABLE OF CONTENTS

Summary........................................................................1

The Offering...................................................................2

Risk Factors...................................................................3

Forward Looking Statements....................................................13

Material Changes to Our Company...............................................13

Use of Proceeds...............................................................14

Plan of Distribution..........................................................15

Legal Matters.................................................................15

Experts  .....................................................................15


                       WHERE YOU CAN FIND MORE INFORMATION

         We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, D.C., New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's Web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

         The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Further, all filings we make under the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

1.   Our Annual Report on Form 10-K for the year ended December 31, 1999;

2. Our Definitive Proxy Statement dated April 20, 2000 filed in connection with our 2000 Annual Meeting of Stockholders;

3. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

4.   Our current report on Form 8-K as filed on November 7, 2000; and

5. The description of our common stock set forth in our Amendment No. 4 Registration Statement on Form S-1, filed with the SEC on July 22, 1999

     We will provide to you at no cost a copy of any and all of the information incorporated by reference into the registration statement of which this prospectus is a part. You may make a request for copies of this information in writing or by telephone. Requests should be directed to:

                          BioMarin Pharmaceutical Inc.
                          Attention: Investor Relations
                     371 Bel Marin Keys Boulevard, Suite 210
                                Novato, CA 94949
                                 (415) 884-6700

                                     SUMMARY

     This prospectus contains forward looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors appearing under "Risk Factors" and elsewhere in this prospectus.

     The following summary does not contain all the information that may be important to you. You should read the entire Prospectus, including the financial statements and other information incorporated by reference in this prospectus, before making an investment decision.

     BioMarin Pharmaceutical Inc. (BioMarin) is a developer of carbohydrate enzyme therapies for debilitating, life-threatening, chronic genetic disorders and other diseases and conditions. In April 1999, we completed a twelve-month patient evaluation for the initial clinical trial of our lead drug product, Aldurazyme(TM), for the treatment of mucopolysaccharidosis-I or MPS-I, a serious genetic disorder. The results were presented at the American Society for Human Genetics in October 1999. We continue to collect data from the ongoing treatment of these original patients. In September 1998, we established a joint venture with Genzyme for the worldwide development and commercialization of Aldurazyme. Aldurazyme has received fast track designation for the treatment of the more severe forms of MPS-I. The U.S. Food and Drug Administration (FDA) has granted Aldurazyme an orphan drug designation giving us exclusive rights to market Aldurazyme to treat MPS-I for seven years from the date of FDA approval if Aldurazyme is the first product to be approved by the FDA for the treatment of MPS-I.

     MPS-I is a life-threatening genetic disorder caused by the lack of a sufficient quantity of the enzyme (alpha)-L-iduronidase, which affects about 3,400 patients in developed countries, including approximately 1,000 in the United States and Canada. Patients with MPS-I have multiple debilitating symptoms resulting from the buildup of carbohydrate residues in all tissues in the body. These symptoms include delayed physical and mental growth, enlarged livers and spleens, skeletal and joint deformities, airway obstruction, heart disease, reduced endurance and pulmonary function, and impaired hearing and vision. Most children with MPS-I will die from complications associated with the disease before adulthood.

     Aldurazyme is a specific form of recombinant human (alpha)-L-iduronidase that replaces a genetic deficiency of (alpha)-L-iduronidase in MPS-I patients. The initial clinical trial treated ten patients with MPS-I at five medical centers in the United States. Based on data collected during the initial twelve-month evaluation period, Aldurazyme met the primary endpoints set forth in the investigational new drug application. In addition, Aldurazyme demonstrated efficacy according to various secondary endpoints in each of the patients. In collaboration with Genzyme, we plan to initiate a Phase III Confirmatory Clinical Trial of Aldurazyme in the fourth quarter of 2000 with the intention to file a Biologics License Application (BLA) with the FDA late in 2001, pending the successful outcome of the Phase III Confirmatory Trial.

     In August 2000, our Galli Drive manufacturing facility and a smaller clinical manufacturing laboratory in our Bel Marin Keys Boulevard facility were both subjected to an extensive inspection by the State of California Food and Drug Branch and were granted licenses to produce clinical product.

     We have submitted an Investigational New Drug Application for recombinant human N-acetylgalactosamine-4-sulfatase also known as arylsulfatase B or rhASB (formerly referred to as BM102) and received FDA acceptance to begin a Phase I/II clinical trial in enzyme replacement therapy for MPS-VI, which was initiated on October 11, 2000. MPS-VI, also known as Maroteaux-Lamy syndrome, is similar in its clinical symptoms to MPS-I. However, MPS-VI does not appear to have the central nervous system involvement and mental retardation characteristics of the most severe form of MPS-I. We are manufacturing clinical bulk rhASB in the Bel Marin Keys Boulevard facility. RhASB has received fast track and orphan drug designations by the FDA.

     We have successfully conducted preclinical studies of our burn enzyme, Vibriolysin (formerly referred to as BM202), for use in burn debridement and grafting in pigs and mice. We expect to submit an application to the FDA or a foreign equivalent to begin a clinical trial for Vibriolysin by mid-year 2001.

     Our principal executive offices are located at 371 Bel Marin Keys Boulevard, Suite 210, Novato, CA 94949 and our telephone number is (415) 884-6700.

                                  THE OFFERING

Common stock offered in this prospectus...... 4,000,000 shares
Common stock outstanding after the offering.. 40,921,966 shares
Use of proceeds.............................. For operating costs, capital expenditures  and working  capital
                                              needs,  including costs associated
                                              with  the   regulatory   approval,
                                              manufacturing,    and    potential
                                              commercialization  of  Aldurazyme;
                                              for our research  and  development
                                              activities related to our pipeline
                                              products   including   recombinant
                                              human  arylsulfatase B (rhASB) and
                                              Vibriolysin;   and  other  general
                                              corporate  purposes.  See  "Use of
                                              Proceeds."

Nasdaq National Market and

 SWX New Market symbol....................... BMRN


     The number of shares of common stock outstanding after this offering is based on the number of shares outstanding as of December 31, 2000 and assumes that we have issued all of the shares of our common stock offered in this prospectus, but excludes:

o 5,103,073 shares subject to options outstanding as of December 31, 2000, at a weighted average exercise price of $10.70 per share;

o 1,649,846 additional shares that we could issue under our stock option plans; and

o 421,569 additional shares that we could issue under our employee stock purchase plan.

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. We operate in a dynamic and rapidly changing industry that involves numerous risks and uncertainties. Before purchasing these securities, you should carefully consider the following risk factors, as well as other information contained in this prospectus or incorporated by reference into this prospectus, in evaluating an investment in the securities offered by this prospectus. The risks and uncertainties described below are not the only ones we face. Other risks and uncertainties, including those that we do not currently consider material, may impair our business. If any of the risks discussed below actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment.

If we continue to incur operating losses for a period longer than anticipated, we may be unable to continue our operations at planned levels and be forced to reduce or discontinue operations.

     We are in an early stage of development and have operated at a net loss since we were formed. Since we began operations in March 1997, we have been engaged primarily in research and development. We have no sales revenues from any of our drug products. As of September 30, 2000, we had an accumulated deficit of approximately $70.1 million. We expect to continue to operate at a net loss at least through 2002. Our future profitability depends on our receiving regulatory approval of our drug candidates and our ability to successfully manufacture and market any approved drugs, either by ourselves or jointly with others. The extent of our future losses and the timing of profitability are highly uncertain. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations.

     Because of the relative small size and scale of our wholly-owned subsidiary, Glyko, Inc., profits from its products and services will be insufficient to offset the expenses associated with our pharmaceutical business. As a result, we expect that operating losses will continue and increase for the foreseeable future.

If we fail to obtain the capital necessary to fund our operations, we will be unable to complete our product development programs.

     In the future, we may need to raise substantial additional capital to fund operations. We cannot be certain that any financing will be available when needed. If we fail to raise additional financing as we need it, we will have to delay or terminate some or all of our product development programs.

     We expect to continue to spend substantial amounts of capital for our operations for the foreseeable future. Activities which will require additional expenditures include:

o    Research and development programs

o    Preclinical studies and clinical trials

o    Process development, including quality systems for product manufacture

o    Regulatory processes in the United States and international jurisdictions

o    Commercial scale manufacturing capabilities

o    Expansion of sales and marketing activities

The amount of capital we will need depends on many factors, including:

o    The progress, timing and scope of our research and development programs

o The progress, timing and scope of our preclinical studies and clinical trials

o    The time and cost necessary to obtain regulatory approvals

o The time and cost necessary to develop commercial processes, including quality systems

o The time and cost necessary to build our manufacturing facilities and obtain the necessary regulatory approvals for those facilities

o The time and cost necessary to respond to technological and market developments

o Any changes made or new developments in our existing collaborative, licensing and other commercial relationships

o Any new collaborative, licensing and other commercial relationships that we may establish

     Moreover, our fixed expenses such as rent, license payments and other contractual commitments are substantial and will increase in the future. These fixed expenses will increase because we may enter into:

o    Additional leases for new facilities and capital equipment

o    Additional licenses and collaborative agreements

o    Additional   contracts  for  consulting,   maintenance  and  administrative
     services

o    Additional contracts for product manufacturing

     We believe that the cash, cash equivalents and short-term investment securities balances at September 30, 2000 will be sufficient to meet our operating and capital requirements through mid-year 2001. This estimate is based on assumptions and estimates, which may prove to be wrong. As a result, we may need or choose to obtain additional financing during that time.

If we fail to obtain regulatory approval to commercially manufacture or sell any of our future drug products, or if approval is delayed, we will be unable to generate revenue from the sale of our products.

     We must obtain regulatory approval to market our products in the U.S. and foreign jurisdictions.

     We must obtain regulatory approval before marketing or selling our drug products. In the United States, we must obtain FDA approval for each drug that we intend to commercialize. The FDA approval process is typically lengthy and expensive, and approval is never certain. Products distributed abroad are also subject to foreign government regulation. None of our drug products has received regulatory approval to be commercially marketed and sold. If we fail to obtain regulatory approval, we will be unable to market and sell our drug products. Because of the risks and uncertainties in biopharmaceutical development, our drug candidates could take a significantly longer time to gain regulatory approval than we expect or may never gain approval. If regulatory approval is delayed, our management's credibility, the value of our Company and our operating results will be adversely affected.

To obtain regulatory approval to market our products, preclinical studies and costly and lengthy clinical trials may be required and the results of the studies and trials are highly uncertain.

     As part of the FDA approval process, we must conduct, at our own expense, preclinical studies in the laboratory on animals, and clinical trials on humans for each drug candidate. We expect the number of preclinical studies and clinical trials that the FDA will require will vary depending on the drug product, the disease or condition the drug is being developed to address and regulations applicable to the particular drug. We may need to perform multiple preclinical studies using various doses and formulations before we can begin clinical trials, which could result in delays in our ability to market any of our drug products. Furthermore, even if we obtain favorable results in preclinical studies on animals, the results in humans may be significantly different.

     After we have conducted preclinical studies in animals, we must demonstrate that our drug products are safe and efficacious for use on the target human patients in order to receive regulatory approval for commercial sale. Adverse or inconclusive clinical results would stop us from filing for regulatory approval of our products. Additional factors that can cause delay or termination of our clinical trials include:

o    Slow patient enrollment

o    Longer treatment time required to demonstrate efficacy

o    Lack of sufficient supplies of the drug candidate

o    Adverse medical events or side effects in treated patients

o    Lack of effectiveness of the drug candidate being tested

o    Regulatory requests for additional clinical trials

     Typically, if a drug product is intended to treat a chronic disease, safety and efficacy data must be gathered over an extended period of time, which can range from six months to three years or more. In addition, clinical trials on humans are typically conducted in three phases. The FDA generally requires two pivotal clinical trials that demonstrate substantial evidence of safety and efficacy and appropriate dosing in a broad patient population at multiple sites to support an application for regulatory approval. If a drug is intended for the treatment of a serious or life-threatening condition and the drug demonstrates the potential to address unmet medical needs for this condition, fewer clinical trials may be sufficient to prove safety and efficacy under the FDA's Modernization Act of 1997.

     In April 1999, we completed a twelve-month patient evaluation for the initial clinical trial of our lead drug product, Aldurazyme, for the treatment of MPS-I. The results were presented at the American Society for Human Genetics in October 1999. We continue to collect data from the ongoing treatment of these original patients. The initial clinical trial treated ten patients with MPS-I at five medical centers in the United States. Two of the original ten patients enrolled in the first clinical trial of Aldurazyme died in 2000. Based on medical data collected from clinical investigative sites, neither case directly implicated treatment with Aldurazyme as the cause of death. The data suggest that one patient died due to a combination of systemic viral illness, residual MPS I coronary disease, and external factors. This patient had received 103 weeks of Aldurazyme administration. For the other patient, the data suggest that the patient died due to complications following posterior spinal fusion for scoliosis. This patient had received 127 weeks of Aldurazyme administration. The fast track designation for Aldurazyme may not actually lead to a faster review process.

     Although Aldurazyme has obtained a fast track designation, we cannot guarantee a faster review process or faster approval compared to the normal FDA procedures.

We will not be able to sell our products if we fail to comply with manufacturing regulations.

     Before we can begin commercial manufacture of our products, we must obtain regulatory approval of our manufacturing facility and process. In addition, manufacture of our drug products must comply with the FDA's current Good
Manufacturing Practices regulations, commonly known as cGMP. The cGMP regulations govern quality control and documentation policies and procedures. Our manufacturing facilities are continuously subject to inspection by the FDA, the State of California and foreign regulatory authorities, before and after product approval. Our Galli Drive and our Bel Marin Keys Boulevard manufacturing facilities have been inspected and licensed by the State of California for clinical pharmaceutical manufacture. We cannot guarantee that these facilities will pass federal or international regulatory inspection. We cannot guarantee that we, or any potential third-party manufacturer of our drug products, will be able to comply with cGMP regulations.

     We must pass Federal, state and European regulatory inspections, and we must manufacture three process qualification batches (five process qualification batches for Europe) to final specifications under cGMP controls before the Aldurazyme BLA can be approved. We cannot ensure that we will manufacture the process qualification batches or pass the inspections in a timely manner, if at all.

If we fail to obtain orphan drug exclusivity for our products, our competitors may sell products to treat the same conditions and our revenues may be reduced.

     As part of our business strategy, we intend to develop drugs that may be eligible for FDA orphan drug designation. Under the Orphan Drug Act, the FDA may designate a product as an orphan drug if it is a drug intended to treat a rare disease or condition, defined as a patient population of less than 200,000 in the United States. The company that obtains the first FDA approval for a designated orphan drug for a given rare disease receives marketing exclusivity for use of that drug for the stated condition for a period of seven years. However, different drugs can be approved for the same condition. Similar regulations are available in the European Union with a ten-year period of market exclusivity.

     Because the extent and scope of patent protection for our drug products is limited, orphan drug designation is particularly important for our products that are eligible for orphan drug designation. We plan to rely on the exclusivity period under the orphan drug designation to maintain a competitive position. If we do not obtain orphan drug exclusivity for our drug products which do not have patent protection, our competitors may then sell the same drug to treat the same condition.

     We received orphan drug designation from the FDA for Aldurazyme in September 1997. In February 1999, we received orphan drug designation from the FDA for rhASB for the treatment of MPS-VI. Even though we have obtained orphan drug designation for these drugs and even if we obtain orphan drug designation for other products we develop, we cannot guarantee that we will be the first to obtain marketing approval for any orphan indication or that exclusivity would effectively protect the product from competition. Orphan drug designation neither shortens the development time or FDA review time of a drug so designated nor gives the drug any advantage in the FDA review or approval process.

Because the target patient populations for our products are small we must achieve significant market share and obtain high per patient prices for our products to achieve profitability.

     Our initial drug candidates target disorders with small patient populations. As a result, our per patient prices must be high enough to recover our development costs and achieve profitability. For example, two of our initial drug products in genetic disorders, Aldurazyme and rhASB, target patients with MPS-I and MPS-VI, respectively. We estimate that there are approximately 3,400 patients with MPS-I and 1,100 patients with MPS-VI in the developed world. We believe that we will need to market worldwide to achieve significant market share. In addition, we are developing other drug candidates to treat conditions, such as other genetic diseases and serious burn wounds, with small patient populations. We cannot be certain that we will be able to obtain sufficient market share for our drug products at a price high enough to justify our product development efforts.
                                       5

If we fail to obtain an adequate level of reimbursement for our drug products by third-party payors, there would be no commercially viable markets for our products.

     The course of treatment for patients with MPS-I using Aldurazyme is expected to be expensive. We expect patients to need treatment throughout their lifetimes. We expect that most families of patients will not be capable of paying for this treatment themselves. There will be no commercially viable market for Aldurazyme without reimbursement from third-party payors.

     Third-party payors, such as government or private health care insurers, carefully review and increasingly challenge the price charged for drugs. Reimbursement rates from private companies vary depending on the third-party payor, the insurance plan and other factors. Reimbursement systems in international markets vary significantly by country and by region, and reimbursement approvals must be obtained on a country-by-country basis. We cannot be certain that third-party payors will pay for the costs of our drugs and the courses of treatment. Even if we are able to obtain reimbursement from third-party payors, we cannot be certain that reimbursement rates will be enough to allow us to profit from sales of our drugs or to justify our product development expenses.

     We currently have no expertise obtaining reimbursement. We expect to rely on the expertise of our joint venture partner Genzyme to obtain reimbursement for the costs of Aldurazyme. We cannot predict what the reimbursement rates will be. In addition, we will need to develop our own reimbursement expertise for future drug candidates unless we enter into collaborations with other companies with the necessary expertise.

     We expect that in the future, reimbursement will be increasingly restricted both in the United States and internationally. The escalating cost of health care has led to increased pressure on the health care industry to reduce costs. Governmental and private third-party payors have proposed health care reforms and cost reductions. A number of federal and state proposals to control the cost of health care, including the cost of drug treatments have been made in the United States. In some foreign markets, the government controls the pricing which would affect the profitability of drugs. Current government regulations and possible future legislation regarding health care may affect our future revenues from sales of our drugs and may adversely affect our business and prospects.

If we are unable to protect our proprietary technology, we may not be able to compete as effectively.

     Where appropriate, we seek patent protection for certain aspects of our technology. Meaningful patent protection may not be available for some of the enzymes we are developing, including Aldurazyme and rhASB. If we must spend significant time and money protecting our patents, designing around patents held by others or licensing, for large fees, patents or other proprietary rights held by others, our business and financial prospects may be harmed.

     The patent positions of biotechnology products are complex and uncertain. The scope and extent of patent protection for some of our products are particularly uncertain because key information on some of the enzymes we are developing has existed in the public domain for many years. Other parties have published the structure of the enzymes, the methods for purifying or producing the enzymes or the methods of treatment. The composition and genetic sequences of animal and/or human versions of many of our enzymes, including those for Aldurazyme and rhASB, have been published and are believed to be in the public domain. The composition and genetic sequences of other MPS enzymes which we intend to develop as products have also been published. Publication of this information may prevent us from obtaining composition-of-matter patents, which are generally believed to offer the strongest patent protection. For enzymes with no prospect of composition-of-matter patents, we will depend on orphan drug status to provide us a competitive advantage.

     In addition, our owned and licensed patents and patent applications do not ensure the protection of our intellectual property for a number of other reasons:

     o We do not know whether our patent applications will result in actual patents. For example, we may not have developed a method for treating a disease before others developed similar methods. o Competitors may interfere with our patent process in a variety of ways. Competitors may claim that they invented the claimed invention prior to us. Competitors may also claim that we are infringing on their patents and therefore cannot practice our technology as claimed under our patent. Competitors may also contest our patents by showing the patent examiner that the invention was not original, was not novel or was obvious. As a Company, we have no meaningful experience with competitors interfering with our patents or patent applications.

     o Enforcing patents is expensive and may absorb significant time of our management. In litigation, a competitor could claim that our issued patents are not valid for a number of reasons. If the court agrees, we would lose that patent.

     o Even if we receive a patent, it may not provide much practical protection. If we receive a patent with a narrow scope, then it will be easier for competitors to design products that do not infringe on our patent.

     In addition, competitors also seek patent protection for their technology. There are many patents in our field of technology, and we cannot guarantee that we do not infringe on those patents or that we will not infringe on patents granted in the future. If a patent holder believes our product infringes on their patent, the patent holder may sue us even if we have received patent protection for our technology. If someone else claims we infringe on their technology, we would face a number of issues, including:

     o    Defending a lawsuit takes significant time and can be very expensive.

     o If the court decides that our product infringes on the competitor's patent, we may have to pay substantial damages for past infringement.

     o The court may prohibit us from selling or licensing the product unless the patent holder licenses the patent to us. The patent holder is not required to grant us a license. If a license is available, we may have to pay substantial royalties or grant cross-licenses to our patents.

     o Redesigning our product so it does not infringe may not be possible or could require substantial funds and time.

     It  is  also  unclear   whether  our  trade  secrets  will  provide  useful
protection. While we use reasonable efforts to protect our trade secrets, our employees or consultants may unintentionally or willfully disclose our information to competitors. Enforcing a claim that someone else illegally obtained and is using our trade secrets, like patent litigation, is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Our competitors may independently develop equivalent knowledge, methods and know-how.

     We may also support and collaborate in research conducted by government organizations or by universities. We cannot guarantee that we will be able to acquire any exclusive rights to technology or products derived from these collaborations. If we do not obtain required licenses or rights, we could encounter delays in product development while we attempt to design around other patents or even be prohibited from developing, manufacturing or selling products requiring these licenses. There is also a risk that disputes may arise as to the rights to technology or products developed in collaboration with other parties.

The United States Patent and Trademark Office recently issued a patent which related to (alpha)-L-iduronidase. If Aldurazyme infringes on this patent and we are not able to successfully challenge it, we may be prevented from producing Aldurazyme unless and until we obtain a license.

     The United States Patent and Trademark Office recently issued a patent which includes claims related to (alpha)-L-iduronidase. Our lead drug product, Aldurazyme, may infringe on this patent. We believe that this patent is invalid and intend to challenge it on a number of grounds. Our challenges may be unsuccessful. Even if we are successful, challenging the patent may be expensive, require our management to devote significant time to this effort and may delay commercialization of our product in the United States.

     The patent holder has granted an exclusive license for products relating to this patent to one of our competitors. If we are unable to successfully challenge the patent, we may be unable to produce Aldurazyme in the United States unless we can obtain a sub-license from the current licensee. The current licensee is not required to grant us a license and even if a license is available, we may have to pay substantial license fees which could adversely affect our business and operating results.

If our joint venture with Genzyme were terminated, we could be barred from commercializing Aldurazyme or our ability to commercialize Aldurazyme would be delayed or diminished.

     We are relying on Genzyme to apply the expertise it has developed through the launch and sale of Ceredase(R) and Cerezyme(R) enzymes for Gaucher disease, a rare genetic disorder, to the marketing of our initial drug product, Aldurazyme. Because it is our initial product, our operations are substantially dependent upon the development of Aldurazyme. We have no experience selling, marketing or obtaining reimbursement for pharmaceutical products. In addition, without Genzyme we would be required to pursue foreign regulatory approvals. We have no experience in seeking foreign regulatory approvals.

     We cannot guarantee that Genzyme will devote the resources necessary to successfully market Aldurazyme. In addition, either party may terminate the joint venture for specified reasons, including if the other party is in material breach of the agreement or has experienced a change of control or has declared bankruptcy and also is in breach of the agreement. Either party may also terminate the agreement upon one-year prior written notice for any reason.

Furthermore, we may terminate the joint venture if Genzyme fails to fulfill its contractual obligation to pay us $12.1 million in cash upon the approval of the BLA for Aldurazyme.

     Upon termination of the joint venture one party must buy out the other party's interest in the joint venture. The party who buys out the other will then also obtain, exclusively, all rights to Aldurazyme and any related intellectual property and regulatory approvals.

     If the joint venture is terminated by Genzyme for a breach on our part, Genzyme would be granted, exclusively, all of the rights to Aldurazyme and any related intellectual property and regulatory approvals and would be obligated to buy out our interest in the joint venture. We would then effectively be unable to develop and commercialize Aldurazyme. If we terminated the joint venture for a breach by Genzyme, we would be obligated to buy out Genzyme's interest in the joint venture and, we would then be granted all of these rights to Aldurazyme exclusively. While we could then continue to develop Aldurazyme, that development would be slowed because we would have to divert substantial capital to buy out Genzyme's interest in the joint venture. We would then either have to search for a new partner to commercialize the product and to obtain foreign regulatory approvals or have to develop these capabilities ourselves.

     If the joint venture is terminated by us without cause, Genzyme would have the option, exercisable for one year, to immediately buy out our interest in the joint venture and obtain all rights to Aldurazyme exclusively. If the agreement is terminated by Genzyme without cause, we would have the option, exercisable for one year, to immediately buy out Genzyme's interest in the joint venture and obtain these exclusive rights. In event of termination of the buy out option without exercise by the non-terminating party as described above, all right and title to Aldurazyme is to be sold to the highest bidder, with the proceeds to be split equally between Genzyme and us.

     If the joint venture is terminated by us because Genzyme fails to make the $12.1 million payment to us upon FDA approval of the BLA for Aldurazyme, we would be obligated to buy Genzyme's interest in the joint venture and would obtain all rights to Aldurazyme exclusively. If the joint venture is terminated by either party because the other declared bankruptcy and is also in breach of the agreement, the terminating party would be obligated to buy out the other and would obtain all rights to Aldurazyme exclusively. If the joint venture is terminated by a party because the other party experienced a change of control, the terminating party shall notify the other party, the offeree, of its intent to buy out the offeree's interest in the joint venture for a stated amount set by the terminating party at its discretion. The offeree must then either accept this offer or agree to buy the terminating party's interest in the joint venture on those same terms. The party who buys out the other would then have exclusive rights to Aldurazyme.

     If we were obligated, or given the option, to buy out Genzyme's interest in the joint venture, and gain exclusive rights to Aldurazyme, we may not have sufficient funds to do so and we may not be able to obtain the financing to do so. If we fail to buy out Genzyme's interest we may be held in breach of the agreement and may lose any claim to the rights to Aldurazyme and the related intellectual property and regulatory approvals. We would then effectively be prohibited from developing and commercializing the product.

     Termination of the joint venture in which we retain the rights to Aldurazyme could cause us significant delays in product launch in the United States, difficulties in obtaining third-party reimbursement and delays or failure to obtain foreign regulatory approval, any of which could hurt our business and results of operations. Since Genzyme funds 50% of the joint venture's operating expenses, the termination of the joint venture would double our financial burden and reduce the funds available to us for other product programs.

If we are unable to manufacture our drug products in sufficient quantities and at acceptable cost, we may be unable to meet demand for our products and lose potential revenues or have reduced margins.

     As an organization, we have no experience manufacturing drug products in volumes that will be necessary to support commercial sales. Our manufacturing process may not meet initial expectations as to schedule, reproducibility, yields, purity, costs, quality, and other measurements of performance. Improvements in manufacturing processes typically are very difficult to achieve and are often very expensive. We cannot know with certainty how long it might take to make improvements if it became necessary to do so. If we contract for manufacturing services with an unproven process, our contractor is subject to the same uncertainties, high standards and regulatory controls.

If we are unable to establish and maintain commercial scale manufacturing within our planned time and cost parameters, sales of our products and our financial performance will be adversely affected.

     We may encounter problems with any of the following if we attempt to increase the scale or size of manufacturing:

     o Design, construction and qualification of manufacturing facilities that meet regulatory requirements

     o    Production yields

     o    Purity

     o    Quality control and assurance systems

     o    Shortages of qualified personnel

     o    Compliance with regulatory requirements

     We have constructed and built-out a total of 41,200 square feet at our Novato facilities for manufacturing capability for Aldurazyme and rhASB. We expect to expand the Galli Drive facility in stages over time, which creates additional operational complexity and challenges. We expect that the manufacturing process of all of our new products, including rhASB, will require lengthy significant time and resources before we can begin to manufacture them (or have them manufactured by third parties) in commercial quantity. Even if we can establish the necessary capacity, we cannot be certain that manufacturing costs will be commercially reasonable, especially if third-party reimbursement is substantially lower than expected.

     In order to achieve our product cost targets we must develop efficient manufacturing processes either by:

     o Improving the product yield from our current cell lines, colonies of cells which have a common genetic make-up,

     o    Improving the processes licensed from others, or

     o Developing more efficient, lower cost recombinant cell lines and production processes.

     A recombinant cell line is a cell line with foreign DNA inserted which is used to produce a protein that it would not have otherwise produced. The development of a stable, high production cell line for any given enzyme is risky, expensive and unpredictable and may not result in adequate yields. In addition, the development of protein purification processes is difficult and may not produce the high purity required with acceptable yield and costs or may not result in adequate shelf-lives of the final products. If we are not able to develop efficient manufacturing processes, the investment in manufacturing capacity sufficient to satisfy market demand will be much greater and will place heavy financial demands upon us. If we do not achieve our manufacturing cost targets, we will have lower margins and reduced profitability in commercial production and larger losses in manufacturing start-up phases.

If we are unable to increase our marketing and distribution capabilities or to enter into agreements with third parties to do so, our ability to generate revenues will be diminished.

     If we cannot increase our marketing capabilities either by developing our sales and marketing organization or by entering into agreements with others, we may be unable to successfully sell our products. If we are unable to effectively sell our drug products, our ability to generate revenues will be diminished.

     To increase our distribution and marketing for both our drug candidates and our Glyko, Inc. products, we will have to increase our current sales force and/or enter into third-party marketing and distribution agreements. We cannot guarantee that we will be able to hire in a timely manner, the qualified sales and marketing personnel we need, if at all. Nor can we guarantee that we will be able to enter into any marketing or distribution agreements on acceptable terms, if at all. If we cannot increase our marketing capabilities as we intend, either by increasing our sales force or entering into agreements with third parties, sales of our products may be adversely affected.

     Under our joint venture with Genzyme, Genzyme is responsible for marketing and distributing Aldurazyme. We cannot guarantee that we will be able to establish sales and distribution capabilities or that the joint venture, any future collaborators or we will successfully sell any of our drug candidates.

If we fail to compete successfully, our revenues and operating results will be adversely affected.

     Our competitors may develop, manufacture and market products that are more effective or less expensive than ours. They may also obtain regulatory approvals for their products faster than we can obtain them, including those products with orphan drug designation, or commercialize their products before we do. If our competitors successfully commercialize a product, which treats a given rare genetic disease before we do, we will effectively be precluded from developing a product to treat that disease because the patient populations of the rare genetic diseases are so small. If our competitor gets orphan drug exclusivity, we could be precluded from marketing our version for seven years. However, different drugs can be approved for the same condition. These companies also compete with us to attract qualified personnel and organizations for acquisitions, joint ventures or other collaborations. They also compete with us to attract academic research institutions as partners and to license these institutions' proprietary technology. If our competitors successfully enter into partnering arrangements or license agreements with academic research institutions, we will then be precluded from pursuing those specific opportunities. Since each of these opportunities is unique, we may not be able to find a substitute. Several pharmaceutical and biotechnology companies have already established themselves in the field of enzyme therapeutics, including Genzyme, our joint venture partner. These companies have already begun many drug development programs, some of which may target diseases that we are also targeting, and have already entered into partnering and licensing arrangements with academic research institutions, reducing the pool of available opportunities.

     Universities and public and private research institutions are also competitors. While these organizations primarily have educational or basic research objectives, they may develop proprietary technology and acquire patents that we may need for the development of our drug products. We will attempt to license this proprietary technology, if available. These licenses may not be available to us on acceptable terms, if at all. We also directly compete with a number of these organizations to recruit personnel, especially scientists and technicians.

     We believe that established technologies provided by other companies, such as laboratory and testing services firms, compete with Glyko, Inc.'s products and services. For example, Glyko's FACE(R) Imaging System competes with alternative carbohydrate analytical technologies, including capillary electrophoresis, high-pressure liquid chromatography, mass spectrometry and nuclear magnetic resonance spectrometry. These competitive technologies have established customer bases and are more widely used and accepted by scientific and technical personnel because they can be used for non-carbohydrate applications. Companies competing with Glyko may have greater financial, manufacturing and marketing resources and experience.

If we fail to manage our growth or fail to recruit and retain personnel, our product development programs may be delayed.

     Our rapid growth has strained our managerial, operational, financial and other resources. We expect this growth to continue. We have entered into a joint venture with Genzyme. If we receive FDA approval to market Aldurazyme, the joint venture will be required to devote additional resources to support the commercialization of Aldurazyme.

     To manage expansion effectively, we need to continue to develop and improve our research and development capabilities, manufacturing and quality capacities, sales and marketing capabilities and financial and administrative systems. We cannot guarantee that our staff, financial resources, systems, procedures or controls will be adequate to support our operations or that our management will be able to manage successfully future market opportunities or our relationships with customers and other third parties.

     Our future growth and success depend on our ability to recruit, retain, manage and motivate our employees. The loss of key scientific, technical and managerial personnel may delay or otherwise harm our product development programs. Any harm to our research and development programs would harm our business and prospects.

     Because of the specialized scientific and managerial nature of our business, we rely heavily on our ability to attract and retain qualified scientific, technical and managerial personnel. In particular, the loss of Fredric D. Price, our Chairman and Chief Executive Officer, or Christopher M. Starr, Ph.D., our Vice President for Research and Development, could be detrimental to us if we cannot recruit suitable replacements in a timely manner. While Mr. Price and Dr. Starr are parties to employment agreements with us, we cannot guarantee that they will remain employed with us in the future. In addition, these agreements do not restrict their ability to compete with us after their employment is terminated. The competition for qualified personnel in the biopharmaceutical field is intense. We cannot be certain that we will continue to attract and retain qualified personnel necessary for the development of our business.

If product liability lawsuits are successfully brought against us, we may incur substantial liabilities.

     We are exposed to the potential product liability risks inherent in the testing, manufacturing and marketing of human pharmaceuticals. The BioMarin/Genzyme LLC maintains product liability insurance for our clinical trials of Aldurazyme. We have obtained insurance against product liability lawsuits for the clinical trials for rhASB. We may be subject to claims in connection with our current clinical trials for Aldurazyme and rhASB for which the joint venture's or our insurance coverages are not adequate. We cannot be certain that if Aldurazyme receives FDA approval, the product liability insurance the joint venture will need to obtain in connection with the commercial sales of Aldurazyme will be available in meaningful amounts or at a reasonable cost. In addition, we cannot be certain that we can successfully defend any product liability lawsuit brought against us. If we are the subject of a successful product liability claim which exceeds the limits of any insurance coverage we may obtain, we may incur substantial liabilities which would adversely affect our earnings and financial condition.

Our stock price may be volatile and an investment in our stock could suffer a decline in value.

     Our valuation and stock price since the beginning of trading after our initial public offering have had no meaningful relationship to current or historical earnings, asset values, book value or many other criteria based on conventional measures of stock value. The market price of our common stock will fluctuate due to factors including:

     o Progress of Aldurazyme and our other lead drug products through the regulatory process, especially Aldurazyme regulatory actions in the United States

     o Results of clinical trials, announcements of technological innovations or new products by us or our competitors

     o Government regulatory action affecting our drug candidates or our competitors' drug candidates in both the United States and foreign countries

     o    Developments or disputes concerning patent or proprietary rights

     o General market conditions for emerging growth and biopharmaceutical companies

     o    Economic conditions in the United States or abroad

     o    Actual or anticipated fluctuations in our operating results

     o Broad market fluctuations in the United States or in Europe may cause the market price of our common stock to fluctuate

     o Changes in company assessments or financial estimates by securities analysts

     In addition, the value of our common stock may fluctuate because it is listed on both the Nasdaq National Market and the Swiss Exchange's SWX New Market. Listing on both exchanges may increase stock price volatility due to:

     o    Trading in different time zones

     o    Different ability to buy or sell our stock

     o    Different market conditions in different capital markets

     o    Different trading volume

     In the past, following periods of large price declines in the public market price of a company's securities, securities class action litigation has often been initiated against that company. Litigation of this type could result in substantial costs and diversion of management's attention and resources, which would hurt our business. Any adverse determination in litigation could also subject us to significant liabilities.

Substantial resales of the common stock which may be issued pursuant to this prospectus could adversely affect the price of our common stock.

     The maximum shares which may be issued pursuant to this prospectus represents a significant portion of our outstanding common stock. If the persons acquiring these shares sell all or a substantial portion of these shares on the public market in a short period of time, the common stock available for sale may exceed the demand and the stock price may be adversely affected. In addition, the mere perception that such sales could occur may depress the price of our common stock.

If our officers, directors and largest stockholder elect to act together, they may be able to control our management and operations, acting in their best interests and not necessarily those of other stockholders.

     Our directors and officers control approximately 46% of the outstanding shares of our common stock. Glyko Biomedical, Ltd. owns 31% of the outstanding shares of our capital stock. The president and chief executive officer of Glyko Biomedical and a significant shareholder of Glyko Biomedical serve as two of our directors. As a result, due to their concentration of stock ownership, directors and officers, if they act together, may be able to control our management and operations, and may be able to prevail on all matters requiring a stockholder vote including:

     o    The election of all directors;

     o The amendment of charter documents or the approval of a merger, sale of assets or other major corporate transactions; and

     o The defeat of any non-negotiated takeover attempt that might otherwise benefit the public stockholders.

Anti-takeover provisions in our charter documents and under Delaware law may make an acquisition of us, which may be beneficial to our stockholders, more difficult.

     BioMarin is incorporated in Delaware. Certain anti-takeover provisions of Delaware law and our charter documents as currently in effect may make a change in control of our company more difficult, even if a change in control would be beneficial to the stockholders. Our anti-takeover provisions include provisions in the certificate of incorporation providing that stockholders' meetings may only be called by the board of directors and a provision in the bylaws providing that the stockholders may not take action by written consent. Additionally, our board of directors has the authority to issue 1,000,000 shares of preferred stock and to determine the terms of those shares of stock without any further action by the stockholders. The rights of holders of our common stock are subject to the rights of the holders of any preferred stock that may be issued. The issuance of preferred stock could make it more difficult for a third party to acquire a majority of our outstanding voting stock. Delaware law also prohibits corporations from engaging in a business combination with any holders of 15% or more of their capital stock until the holder has held the stock for three years unless, among other possibilities, the board of directors approves the transaction. Our board of directors may use these provisions to prevent changes in the management and control of our company. Also, under applicable Delaware law, our board of directors may adopt additional anti-takeover measures in the future.

                           FORWARD LOOKING STATEMENTS

     This prospectus contains forward looking statements. These statements relate to future events or our future financial performance. We have identified forward looking statements in this prospectus using words such as "anticipates", "believes," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should," or "will" or the negative of such terms or other comparable terminology. These statements are based on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties, and assumptions. These risks, uncertainties, assumptions and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from future results, levels of actual activity, performance or achievements expressed or implied by such forward looking statements.

     Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward looking statements after the date of this prospectus to conform such statements to actual results, unless required by law.

                         MATERIAL CHANGES TO OUR COMPANY

     Effective November 1, 2000, Mr. Fredric D. Price was elected as a member of our board of directors and appointed as our Chairman and Chief Executive Officer. Immediately prior to such appointment, Mr. Grant W. Denison resigned as Chairman and Chief Executive Officer. Mr. Denison continues to serve as one of our directors.

     From September 1994 until September 2000, Mr. Price was President, Chief Executive Officer and a member of the board of directors of AMBI, Inc., a biotechnology and nutrition company. From July 1991 to September 1994, Mr. Price served as Vice President Finance and Administration and Chief Financial Officer of Regeneron Pharmaceuticals, Inc., a biotechnology company. He is also currently a member of the advisory board of Equity4Life AG, a healthcare investment company based in Zurich, Switzerland. Mr. Price, 55, received his B.A. from Dartmouth College and a M.B.A. from the Wharton School of the University of Pennsylvania.

     In connection with Mr. Price's employment, we entered into an employment agreement with him which provides for an initial payment to Mr. Price of $357,624, an annual base salary of $400,000 in the first year, $450,000 in the second year, and $500,000 in the third year, and a bonus of $200,000 in the first year and a performance bonus of between 25% and 100% of his respective annual base salary for each of the second and third years. In addition, we granted Mr. Price 25,000 restricted shares of our common stock (which vest in 3 equal annual installments commencing on January 1, 2001), we granted Mr. Price an option to purchase 500,000 shares of our common stock, at a purchase price of $12.50 per share (which vests monthly over 36 months, commencing October 30, 2000) and we further agreed to grant Mr. Price additional options on each anniversary of the agreement, in an amount to be determined by the board. We also agreed to reimburse Mr. Price for all expenses incurred in relocating to the area and to extend him a $1,500,000 interest-deferred loan for the purchase of a house.

     The agreement has a three-year term which will automatically renew for an additional three year period unless either Mr. Price or we give the other notice of our intent not to renew the agreement. If we decide not to renew the agreement, we must pay Mr. Price an amount such that our net payment after deduction of all payroll taxes and all income taxes at the highest marginal rates applicable to him will equal the base salary and bonus we paid him in the third year of the agreement. Additionally, the exercise for any vested options will be one year from the termination of the agreement and all unvested options will remain unvested and unexercisable.

     Either party can terminate the agreement on sixty days' notice. However, in the event there is a change in control which results in Mr. Price's actual or constructive termination, he is entitled to a severance payment equal to twice the aggregate of his annual base salary and bonus payable in the year in which termination occurs, forgiveness of all outstanding principal and interest on the interest-deferred loan, acceleration of the full unvested portion of his 25,000 share stock grant and all stock options and an additional payment equal to Mr. Price's maximum total income tax liability applicable to the total severance package. If Mr. Price is terminated other than for cause, he is entitled to receive a severance payment equal to twice his applicable annual base salary and bonus if he is terminated in the first year of the agreement and equal to his applicable annual base salary and bonus of he is terminated in a subsequent year, forgiveness of all outstanding principal and interest on the interest deferred-loan and acceleration of the full unvested portion of his 25,000 share stock grant. Additionally, if he is terminated other than for cause prior to the second anniversary of the agreement, he is entitled to an additional payment equal the maximum income tax liability associated with forgiveness of the loan and such additional payment.

                                 USE OF PROCEEDS

     We cannot guarantee that we will receive any proceeds in connection with this offering.

     We intend to use any proceeds of this offering, together with other available funds, for the following purposes:

     o To fund our share of costs associated with our joint venture with Genzyme for the development and commercialization of Aldurazyme;

     o To fund research and development including clinical trials, regulatory processes, process development and scale-up and start-up of manufacturing activities for our other pharmaceutical product programs, including rhASB and Vibriolysin;

     o To fund research, development, clinical and commercial manufacturing facilities, including related equipment; and

     o    To fund general corporate purposes, including working capital.

     A portion of the proceeds may also be used to acquire or invest in complementary businesses or products or to obtain rights to use complementary technologies.

     We may require additional funds in the 12-month period following this offering to accelerate product programs or to undertake new initiatives or enter into collaborative arrangements.

     We have not identified precisely the amounts we plan to spend on each of these areas or the timing of such expenditures. Accordingly, our management will have significant flexibility in applying such proceeds. The amounts actually expended for each purpose may vary significantly depending upon numerous factors, including the amount and timing of the proceeds from this offering, progress with the regulatory approval, manufacturing and commercialization of Aldurazyme and rhASB and progress with our other development programs. In addition, expenditures will also depend upon the establishment of additional collaborative arrangements with other companies, the availability of other financing and other factors. Pending use for these or other purposes, we intend to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities.

     We anticipate that we will be required to raise substantial additional capital to continue to accelerate product programs or to undertake new initiatives or enter into collaborative arrangements. Additional capital may be raised through additional public or private financing, as well as collaborative relationships, borrowings and other available sources. See "Risk Factors - if we fail to obtain the capital necessary to fund our operations we will be unable to complete our product development programs."

                              PLAN OF DISTRIBUTION

We may offer the shares of common stock:

     o    directly to purchasers;

     o    to or through underwriters;

     o    through dealers, agents or institutional investors; or

     o    through a combination of such methods.

Regardless of the method used to sell the common stock, we will provide a prospectus supplement that will disclose:

     o the identity of any underwriters, dealers, agents or investors who purchase the securities;

     o the material terms of the distribution, including the amount sold and the consideration paid;

     o the amount of any compensation, discounts or commissions to be received by the underwriters, dealers or agents;

     o the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

     o the nature of any transaction by an underwriter, dealer or agent during the offering that is intended to stabilize or maintain the market price of the securities.

                                  LEGAL MATTERS

     For the purpose of this offering, Paul, Hastings, Janofsky & Walker LLP, Los Angeles, California is giving an opinion of the validity of the issuance of the securities offered in this prospectus.

                                     EXPERTS

     The financial statements included in our Annual report on form 10-K for the year ended December 31, 1999, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report(s) with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee..............       $ 14,457
Legal fees and expenses..........................................         30,000
Accountants' fees and expenses...................................          3,000
Miscellaneous....................................................        _______
Total............................................................       $ 47,457


The  foregoing  items,   except  for  the  Securities  and  Exchange  Commission
registration fee, are estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Reference is made to the Amended and Restated Certificate of Incorporation with the Registrant; the Bylaws of the Registrant; Section 145 of the Delaware General Corporation Law; which, among other things, and subject to certain conditions, authorize the Registrant to indemnify, or indemnify by their terms, as the case may be, the directors and officers of the Registrant against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer. Pursuant to this authority, the Registrant has entered into an indemnification agreement with each director and executive officer, whereby the Registrant has agreed to cover the indemnification obligations.

     The Registrant maintains director's and officer's insurance providing indemnification against certain liabilities for certain of the Registrant's directors, officers, affiliates, partners or employees.

     The indemnification provisions in the Registrant's Bylaws, and the indemnification agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities arising under the Act.

     Reference is made to the following documents incorporated by reference into this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein: (1) the Amended and Restated Certificate of Incorporation, filed as Exhibit 3.1B to Registrant's Amendment No. 2 to
Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 6, 1999; (2) the Bylaws of the Registrant filed as Exhibit
3.2 to Registrant's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 4, 1999 and (3) the form of Indemnification Agreement entered into by the Registrant with each of its directors and executive officers filed as Exhibit 10.1 to Registrant's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 4, 1999, each incorporated by reference into this Registration Statement.

ITEM 16.  EXHIBITS

EXHIBIT NO.          DESCRIPTION OF DOCUMENT
-------------------- -----------------------------------------------------------
5.1                  Opinion of Paul, Hastings, Janofsky & Walker, LLP
10.1                 Employment Agreement with Fredric D. Price dated December
                     22, 2000
23.1                 Consent of Paul, Hastings, Janofsky & Walker LLP.
                     (consent included in Exhibit 5.1)
23.2                 Consent of Arthur Andersen LLP
24.1                 Power of Attorney (filed previously)

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made pursuant to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) to include any material information with respect to the distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant undertakes that: (1) for purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Novato, State of California, this 11th day of January, 2001.

                                  BIOMARIN PHARMACEUTICAL INC.



                            By: /s/ Fredric D. Price

                                  ----------------------------------------------
                                Fredric D. Price

                                  Chairman, Chief Executive Officer and Director (Principal Executive Officer)



     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated:

Signature                                       Title                Date

/s/ Fredric D. Price        Chairman, Chief Executive Officer   January 11, 2001
------------------------    and Director (Principal
Fredric D. Price            Executive Officer)

/s/ Raymond W. Anderson     Chief Financial Officer, Chief      January 11, 2001
------------------------    Operating Officer, Secretary, and
Raymond W. Anderson         Vice President Finance and
                            Administration (Principal Financial
                            and Accounting Officer)

/s/              *          Director                            January 11, 2001
------------------------
Grant W. Denison, Jr.

/s/             *           Director                            January 11, 2001
------------------------
Ansbert S. Gadicke, M.D.

/s/             *           Director                            January 11, 2001
------------------------
Erich Sager

/s/              *          Director                            January 11, 2001
------------------------
Gwynn R. Williams

*By:   /s/ Raymond W. Anderson

       ---------------------------
       Raymond W. Anderson
       as Attorney-In-Fact

                                INDEX TO EXHIBITS

EXHIBIT NO.          DESCRIPTION OF DOCUMENT
------------------  ------------------------------------------------------------

5.1                  Opinion of Paul, Hastings, Janofsky & Walker, LLP

10.1                 Employment Agreement with Fredric D. Price dated December
                     22, 2000

23.1                 Consent of Paul, Hastings, Janofsky & Walker LLP.
                     (consent included in Exhibit 5.1)

23.2                 Consent of Arthur Andersen LLP

24.1                 Power of Attorney (filed previously)